EXHIBIT 6(h)

MASTER LEASE

FOR

APEX SOUTH CREEK

THIS MASTER LEASE (this “Lease”) is entered into to be effective as of November 18, 2022, between Apex South Creek, DST, a Delaware statutory trust (hereinafter called “Landlord”), and Apex South Creek LeaseCo, LLC, a Delaware limited liability company (hereinafter called “Tenant”).

W I T N E S S E T H: ARTICLE 1

Demise of Premises

Landlord, for and in consideration of the rents to be paid and the covenants and agreements hereinafter contained to be kept and performed by Tenant, hereby demises and leases to Tenant and Tenant hereby lets and takes from Landlord, for the term hereinafter set forth, Landlord’s interest in the real estate to be known as Apex South Creek, located at 3060 Southcreek Boulevard, Orlando, Florida 32824, as more particularly described in Exhibit “A”  attached hereto and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining, together with (i) the improvements, buildings, equipment and personal property located thereon and associated therewith and owned by Landlord, (ii) the leases and other agreements to occupy such improved real property, and (iii) all other rights and property (real, personal and intangible) associated with such improved real property (hereinafter sometimes called the “Demised Premises” or the “Property”).

ARTICLE 2

Term of Lease

Section 2.01. The term of this Lease shall commence on the date hereof, and shall expire, unless sooner terminated as hereinafter provided, on the date that is the ten (10) year and three (3) month anniversary of the date hereof (hereinafter called the “Original Term”). Provided that the Tenant is not in default hereunder as of the expiration of the Original Term or the renewal term, as applicable, this Lease shall automatically be renewed for three (3) successive five (5) year terms upon expiration of the Original Term or the renewal term, as applicable, on the same terms and conditions contained herein, provided that Tenant may elect not to renew by providing Landlord sixty (60) days’ prior written notice prior to the expiration of the Original Term or renewal term (the Original Term, including all applicable extensions, is referred to herein as the “Term”). Each year during the Term is herein called a “Lease Year”, with the first Lease Year commencing on the date hereof. The term of this Lease shall automatically terminate upon the sale, disposition or exchange of the Property including, without limitation, an exchange roll-up transaction pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, for so long as any obligation remains outstanding under any of the Loan Documents (as hereinafter defined), the Term of this Lease shall automatically extend beyond the Original Term or review term, as applicable, and shall continue in full force and effect thereafter until all such obligations have been fully performed and satisfied.

Section 2.02. This Lease constitutes the absolute and unconditional obligation of Tenant. Tenant waives all rights which are not expressly stated in this Lease but which may now or otherwise be conferred by law (i) to quit, terminate or surrender this Lease or the Demised Premises, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to “Monthly Rent” (as defined below) or any other sums payable under this Lease, except as otherwise expressly provided in this Lease, and (iii) for any statutory lien or offset right against Landlord or its property. Notwithstanding Section 2.02(i) above, if a person not affiliated with the Tenant is the Signatory Trustee (or otherwise in control) of the Landlord, Tenant shall have the right to terminate this Lease in the event of a default by the Landlord hereunder.

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ARTICLE 3

Rent

Section 3.01.

(a) (i) Tenant shall pay to Landlord during the Term, in currency of the United States of America, at the office of Landlord, or at such other address as shall be specified, in writing, from time to time by Landlord, the rentals hereinafter provided. Tenant shall pay an annual rental (hereinafter called the “Annual Rent”) in equal monthly installments (the “Monthly Rent”) throughout the Term, which shall accrue from and after the commencement of the Term, and be payable monthly in arrears. Each such monthly installment shall be payable on or before the fifteenth (15th) day of each month during the Term and shall relate to the immediately preceding month, with the first installment being due and payable on December 15, 2022. All such payments shall be made in accordance with Exhibit “C” attached hereto, with Annual Rent being the sum of Base Rent and Stated Rent, as set forth on Exhibit “C”. If the Term commences or expires on other than the first day of a calendar month, the Monthly Rent for such partial calendar month shall be pro-rated on a per diem basis based upon the number of days elapsed in such month that falls within the Term. Notwithstanding the foregoing, until further written notice from Landlord to Tenant, Landlord hereby directs, and Tenant hereby agrees, to pay “Base Rent”, in the amounts set forth on Exhibit “C” hereto, directly to Walker & Dunlop, LLC (including its successors and assigns, the “Lender”), on Landlord’s behalf, in satisfaction of Landlord’s payment obligations to Lender under that certain loan from Lender to Landlord in the approximate original principal amount of $45,994,000 (the “Loan”) (for the avoidance of doubt, the parties acknowledge and agree that Lender is a first lienholder of the Property and is the holder of a first mortgage loan secured by the Demised Premises). The documents evidencing and securing the Loan are hereinafter referred to as the “Loan Documents.” The foregoing direction is merely for the convenience of, and as an accommodation to, Landlord, and in no manner constitutes an assumption by Tenant of any of Landlord’s obligations under the Loan. For the avoidance of doubt, and notwithstanding anything in this Lease to the contrary, Monthly Rent does not include any balloon payments of principal required to be paid in respect of the Loan at the end of the term of the Loan or otherwise pursuant to the terms of the Loan Documents. Notwithstanding the foregoing, if Impositions and Insurance Costs (each as hereinafter defined) increase beyond the levels projected by Landlord and disclosed to Tenant prior to the date of this Lease, then Stated Rent shall be decreased by the amount of the unprojected increases.

(ii) In addition to Stated Rent, Tenant shall also pay to Landlord an additional annual rental amount (“Bonus Rent”), calculated for each twelve (12) month period commencing on or about August 1 of each year and ending on or about July 31 of the next year (which period is intended to correlate, in Tenant’s reasonable discretion, with the applicable school year.) Bonus Rent shall be an amount equal to fifty percent (50%) of the amount by which Total Operating Income generated by the Property for such 12-month period (less financial services costs reimbursed to Tenant or its affiliates as set forth below) exceeds the Annual Bonus Rent Threshold for such period, as set forth on Exhibit “C” attached hereto. Estimated monthly payments of Bonus Rent shall initially be paid based upon Projected Annual Bonus Rent. On or before October 31st of each year, actual Bonus Rent for the 12-month period ending on or about the prior July 31st shall be calculated and if insufficient estimated Bonus Rent payments were made by Tenant for such period, then Tenant shall pay to Landlord the amount of the deficiency, and if estimated Bonus Rent payments exceeded actual Bonus Rent for such period, then Tenant shall receive a credit in the amount of the excess against future Stated and/or Bonus Rent payments. Further, if Tenant reasonably determines at any time that the amount of estimated monthly Bonus Rent payments then being paid are in excess of the reasonably expected monthly Bonus Rent being generated by the Property, then Tenant may reduce the estimated monthly Bonus Rent payments to an amount estimated by Tenant to yield the actual estimated Bonus Rent for such year. If any partial 12-month period occurs for the payment of Bonus Rent at the beginning or end of the term of this Lease, then actual Bonus Rent for such partial period shall be prorated. For purposes of this Lease, Total Operating Income is an amount equal to the sum of all rent and other income generated by the Property to the extent actually collected by Tenant. In calculating Bonus Rent, Total Operating Income will be reduced by costs incurred by Tenant or its affiliates in connection with the Property associated with accounting, tax preparation, preparation of monthly financials and banking statements, quarterly reports, deliverables to Lender and compliance with Loan covenants.

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(b) (i) Tenant shall pay (A) all costs and expenses (and taxes, if any, thereon) paid or incurred in respect of the operation, maintenance, management and security of the Property which, in accordance with generally accepted accounting principles are properly chargeable to the operation, maintenance, management and security of the Property, including the “Cost of Utilities” (which for purposes of this Lease shall mean the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities used or consumed in connection with the Property), property management fees, reasonable attorneys’ fees and disbursements and auditing, management and other professional fees and expenses (hereinafter collectively called “Operating Costs”), and (B) before any fine, penalty or cost may be added thereto for the nonpayment thereof, all taxes, assessments, water and sewer rents, rates and charges, charges for public utilities, excises, levies, license and permit fees and other similar charges associated with the Demised Premises and the transactions contemplated in this Lease (hereinafter collectively called “Impositions” and any of the same is hereinafter called an “Imposition” as the context may require).

(ii) Nothing herein shall obligate Tenant to pay, and the term "Impositions" shall exclude, federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord, (B) franchise, capital stock or similar taxes if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, or (D) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (B) and (C) above are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Demised Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant. In the event that any assessment against any of the Demised Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments that become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities that relate to the Impositions.

(iii) After prior written notice to, and consent from Landlord, which consent shall not be unreasonably withheld, Tenant shall not be required to pay any Imposition so long as Tenant shall contest, with Landlord’s consent and in good faith and at its expense, the amount thereof by appropriate proceedings which shall operate during the pendency thereof to prevent the collection of, or other realization upon any property securing, the Imposition. No proceeding to contest any Imposition shall be settled without Landlord’s consent.

In no event shall Tenant pursue any contest with respect to any Imposition in such manner that exposes Landlord to (A) criminal liability, penalty or sanction, (B) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and its lender or (C) defeasance of its interest in the Demised Premises.

Tenant agrees that each such contest shall be promptly and diligently prosecuted to final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Landlord’s lender and Landlord harmless against any and all losses, judgments, decrees and costs (including all reasonable attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

(c) Provided such monthly escrows are required by the first lienholder of the Property, Tenant shall deposit monthly with Landlord (or Landlord’s designee), simultaneously with its payment of Monthly Rent, as additional rent, one-twelfth (1/12) of the Impositions and premiums for insurance required under Article 4 hereof, which amounts may be adjusted from time to time depending on such Impositions and insurance premiums from time to time, in amounts sufficient to pay the same when due.

(d) Provided such monthly escrows are required by the first lienholder of the Property, Tenant shall deposit monthly with Landlord (or Landlord’s designee), simultaneously with its payment of Monthly Rent, as additional rent, the amount required by such lienholder for any capital expenditures reserve (the “Working Capital Account”), which reserve Tenant may use to pay for Capital Expenses, subject to the terms of the Loan Documents notwithstanding anything to the contrary contained herein.

(e) This Section 3.01 is subject to the terms and conditions of the Loan Documents.

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(f) For the avoidance of doubt, to the extent the Loan Documents require that cash flow from the Real Estate be directed to, held in and distributed from accounts designated by the Lender (including, without limitation, any of the reserves described in this Section 3.01), the denomination of ownership of such accounts shall not be construed as altering the economic entitlements to the funds held in such accounts created pursuant to this Lease, and any amounts held in any such account denominated as owned by a person that is not entitled to such amounts pursuant to the terms and conditions of this Lease shall be treated as held for the benefit of the person that is entitled to such amounts pursuant to this Lease, subject to the rights of the Lender pursuant to the terms and conditions of the Loan Documents relating thereto.

Section 3.02. Landlord shall promptly send to Tenant all bills that it may receive for Impositions and Operating Costs referred to in Section 3.01 above. Tenant shall make payment of all Impositions directly to the appropriate Governmental Authority (as hereinafter defined) and all Operating Costs to the parties to whom such amounts are due and payable. Within fifteen (15) days after receipt thereof, Tenant shall make available to Landlord for its inspection official receipts of the appropriate taxing authority, or other proof satisfactory to Landlord, evidencing the payment of any Imposition payable directly by Tenant to a Governmental Authority as in this Article provided. To the extent available, Tenant shall be entitled to use amounts deposited pursuant to Section 3.01(c) above to fund the payment of Impositions and premiums for insurance.

Section 3.03. Landlord shall inform Tenant in writing, within five (5) business days following receipt of notice thereof, of any audit, threatened audit, or other administrative or judicial proceeding or action by any Governmental Authority which could give rise to an obligation by Tenant to pay, or indemnify Landlord for, Impositions.

Section 3.04. Notwithstanding any other terms of this Article 3, Tenant shall not be required to pay, nor to indemnify or hold harmless Landlord to the extent (and only to the extent) that any Imposition or Operating Cost arises or is increased directly as a result of the breach by Landlord of any of its obligations under this Lease.

Section 3.05. To the extent that any portion of the Operating Costs or Impositions relate to any period not included within the Term, Tenant’s obligation to pay the same shall be prorated.

Section 3.06. Tenant shall pay the Monthly Rent, Operating Costs, Impositions and all other amounts due and payable hereunder without notice, demand, setoff, counterclaim, deduction, defense, abatement, suspension, deferment, diminution or reduction during the Term.

Section 3.07.

(a) If any installment of Monthly Rent is not paid within three (3) days after written notice is given by Landlord to Tenant that the same is overdue, Tenant shall pay to Landlord, as additional rent, a late charge equal to the late charge assessed by Landlord’s lender with respect to the mortgage payment which would have been funded by Landlord utilizing such overdue installment of Monthly Rent, had it been paid to Landlord in a timely fashion.

(b) Notwithstanding the foregoing, the Tenant may defer payment of all or any portion of Stated Rent (defined as “Annual Gross Stated Rent” on Exhibit “C” attached hereto) and/or Bonus Rent as long as Base Rent and all Operating Costs and Impositions and all escrow amounts required pursuant to Section 3.01 are timely paid by the Tenant, and all other “Net Cash Flow” (as defined below) is paid to the Landlord, it being understood and agreed that in such event, any payment of Net Cash Flow to the Landlord shall be treated as a partial payment of Stated Rent and Bonus Rent. Any unpaid portion of Stated Rent or Bonus Rent shall accrue and be payable out of future Net Cash Flow and shall accrue interest at the rate of 2% per annum until repaid. “Net Cash Flow” means, for each month of the Term, the positive difference between (a) gross revenue from the Property, reduced by (b)(i) Base Rent and (ii) all Operating Costs and Impositions for such month. For the avoidance of doubt, the Tenant is obligated to pay all Base Rent, Operating Costs and Impositions regardless of Net Cash Flow. If the Tenant is in default of the Lease, any accrued and unpaid Stated Rent and Bonus Rent shall become immediately due and payable without regard to any Net Cash Flow limitation. Any deferred Stated Rent and Bonus Rent that is not paid prior to the expiration or earlier termination of this Lease shall be payable in full (subject to the terms of the Loan Documents) no later than 91 days after (a) the applicable Loan is repaid in full, or (b) the Property is sold or exchanged by the Trust.

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Section 3.08. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement, partnership, joint venture, management or other arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with "true lease" treatment rather than "financing," “partnership” or “management” treatment.

Section 3.09. For avoidance of doubt, and subject to the terms and conditions of the Loan Documents, Tenant’s obligation to pay rent and any other amounts to Landlord shall be limited to the Rent and Tenant shall be entitled to retain any other revenues generated by the Premises after payment of Rent and any other amounts Tenant is expressly required to pay under this Lease.

Section 3.10. While the Loan is outstanding the Tenant shall, as an accommodation to Landlord, provide all financial information and other reporting information required under the Loan Documents to Lender on behalf of Landlord.

ARTICLE 4

Insurance

Section 4.01. Throughout the Term, Landlord may, at Landlord’s sole cost and expense, obtain and maintain insurance in amounts and against risks consistent with insurance coverages obtained and maintained by owners of improved real property similar to the Demised Premises.

Section 4.02. Throughout the Term, Tenant shall, at Tenant’s sole cost and expense (subject to Section 3.01(e)), obtain and maintain insurance, in the amounts and against the risks, described in Exhibit “B” attached hereto and made a part hereof, or, if different, such insurance, in the amounts and against the risks, as may be required by any lender that has made a loan to Landlord secured by the Property. Landlord shall be named as an additional insured on all such policies of insurance. To the extent any lender that has made a loan to Landlord secured by the Property requires a change to the insurance coverages described on Exhibit “B”, Landlord shall notify Tenant, in writing, not less than thirty (30) days prior to the date upon which any such change in insurance coverage is required to become effective hereunder. Any lender shall be named as an insured and loss payee on the property/casualty insurance policy and as an additional insured on the liability policy, as may be required by such lender. All costs incurred by Tenant in maintaining the insurance required by this Section 4.02 are herein collectively called the “Insurance Costs.”

Section 4.03. Landlord shall be furnished with evidence reasonably satisfactory to Landlord of Tenant’s payment of the premiums for the insurance coverage required by this Lease. Tenant shall renew all such insurance and deliver to Landlord certificates evidencing such renewals at least thirty (30) days before any such insurance is set to expire (except to the extent that provision for payment of the premiums therefor is actually made pursuant to Section 3.01(c) of this Lease).

Section 4.04. Landlord shall not be required to incur any expense under any policy of insurance maintained by Tenant or to prosecute any claim against any insurer or to contest any settlement proposed by any insurer. Tenant may, at its cost and expense, prosecute any such claim or contest any such settlement.

ARTICLE 5

Casualty and Restoration

Section 5.01. If during the Term all or any part of the Demised Premises shall be damaged or destroyed by fire or other casualty, Tenant shall promptly give notice thereof to Landlord.

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Section 5.02.

(a) If during the Term all or any part of the Demised Premises shall be damaged or destroyed by any fire or other casualty, this Lease shall continue in full force and effect. Subject in all respects to the terms of the documents evidencing and/or securing a first mortgage loan secured by the Demised Premises, any insurance proceeds received by Landlord on account of such damage or destruction, less the actual cost, fees and expenses, if any, incurred in connection with adjustment of the loss, shall, provided no default by Tenant or Event of Default shall have occurred and be continuing hereunder, be used by Landlord to cause the repair, restoration or replacement of any portion of the Demised Premises so damaged or destroyed as nearly as possible to its value, condition and character immediately prior to such damage or destruction and to pay contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for said repairs, restorations or replacements (hereinafter collectively, the “Casualty Restoration”), and shall be paid out from time to time as the Casualty Restoration progresses upon the written request of Tenant.

(b) If the insurance proceeds received by Landlord are applied to the cost of the Casualty Restoration and the insurance proceeds shall, at any time, be insufficient to pay the cost of the Casualty Restoration, Landlord shall use the Reserve Accounts (as hereinafter defined in Article 7) to make up the deficiency, subject to any required approvals of the first lienholder of the Property. In the event the Reserve Accounts are insufficient to make up the deficiency, Landlord shall be required to make up any remaining deficiency. If such net insurance proceeds shall exceed the cost of the Casualty Restoration, then, in such event, Landlord, shall retain the excess.

Section 5.03. If Landlord fails to diligently pursue to completion the Casualty Restoration of any portion of the Demised Premises damaged or destroyed by fire or other casualty as provided in Section 5.02(a) above, then, in such event, Tenant shall have the right to perform such Casualty Restoration on behalf of Landlord and at Landlord’s expense. Subject to any required approval of the first lienholder of the Property, Tenant shall have the right to use the Reserve Accounts in connection with any such Casualty Restoration performed by Tenant on behalf of Landlord.

Section 5.04. Landlord shall have the right to satisfy its obligations under this Article 5 by requiring the property manager of the Demised Premises to perform the Casualty Restoration.

Section 5.05. Notwithstanding the foregoing provisions of this Article 5, but subject to the terms and conditions of the Loan Documents, in the event all or a material portion of the Demised Premises is damaged or destroyed by fire or other casualty, following which (i) Landlord’s lender elects not to make the insurance proceeds available to Landlord for restoration, and (ii) Landlord then elects not to reconstruct the Demised Premises, then this Lease automatically shall terminate and neither party shall have any further obligations hereunder.

Section 5.05. This Article 5 is subject to the terms and conditions of the Loan Documents.

ARTICLE 6

Condemnation

Section 6.01.

(a) If during the Term all or any part of the Demised Premises shall be subject to a “Taking”, which shall mean any taking of the Demised Premises or a part thereof, in or by condemnation or other eminent domain proceeding, this Lease shall continue in full force and effect. Tenant hereby assigns to Landlord any award, payment or compensation to which it may be or become entitled during the Term by reason of a Taking whether the same shall be paid or payable in respect of Tenant’s leasehold interest hereunder or otherwise. Subject in all respects to the terms of the documents evidencing and/or securing a first lien mortgage loan secured by the Demised Premises, and provided no default by Tenant or Event of Default shall have occurred and be continuing hereunder, Landlord shall be obligated to cause the repair, restoration or rebuilding of any part of the Demised Premises remaining after such Taking, including payment of all contractors, subcontractors, materialmen, engineers, architects or other persons who render services or furnish materials for said repairs, restorations or rebuilding (hereinafter collectively, the “Condemnation Restoration”). The Condemnation Restoration shall be performed by Landlord so as to restore the Demised Premises, as nearly as possible, to its value, condition and character immediately prior to such Taking. Any award, payment or compensation paid or assigned to Landlord on account of said Taking, less the actual costs, fees and expenses, if any, incurred in connection with obtaining the award, shall be used by Landlord to perform the Condemnation Restoration.

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(b) If the award, payment or compensation received by Landlord as the result of a Taking are applied to the cost of the Condemnation Restoration and said award, payment or compensation shall, at any time, be insufficient to pay the cost of the Condemnation Restoration, Landlord shall use the Reserve Accounts (as hereinafter defined in Section 7.03) to make up the deficiency, subject to any required approvals of the first lienholder of the Property. Should the award, payment or compensation, together with the Reserve Accounts, be insufficient to pay the cost of the Condemnation Restoration, then Landlord shall be required to make up any remaining deficiency. If such award, payment or compensation shall exceed the cost of the Condemnation Restoration, then, in such event, Landlord shall retain the excess.

(c) If Landlord fails to diligently pursue to completion the Condemnation Restoration of any portion of the Demised Premises affected by any Taking as provided in Section 6.01(a) hereof, then, in such event, Tenant shall have the right to perform such Condemnation Restoration on behalf of Landlord and at Landlord’s expense. Subject to any required approval of the first lienholder of the Property, Tenant shall have the right to use the Reserve Accounts in connection with any such Condemnation Restoration performed by Tenant on behalf of Landlord.

(d) Landlord shall be entitled to participate in any Taking proceeding at Landlord’s cost and expense.

Section 6.02.

(a) If during the Term (i) there is a permanent Taking of all of the Demised Premises, or (ii) there is a permanent taking of less than all of the Demised Premises but it is impractical to rebuild the Demised Premises and/or continue to operate the Demised Premises as a multi-family apartment project, then this Lease automatically shall terminate upon payment in full of the Loan, and neither party shall have any further obligations hereunder.

(b) If during the Term (i) there is a permanent Taking of less than all of the Demised Premises and it is economically feasible to rebuild the Demised Premises and/or continue to operate the Demised Premises as a multi-family apartment project, or (ii) the use or occupancy of any part, or all, of the Demised Premises shall be temporarily requisitioned by any federal government, or any state or other political subdivision thereof, or any agency, court or body of the federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions (hereinafter collectively called “Governmental Authority”), then this Lease shall continue in full force and effect, however, (A) Landlord shall proceed to perform any necessary repairs, restoration or replacement, and (B) Landlord and Tenant shall adjust the Monthly Rent in an equitable fashion to reflect the economic effect of any such Taking or temporary requisition.

Section 6.03. Landlord shall have the right to satisfy its obligations under this Article 6 by requiring the property manager of the Demised Premises to perform the Condemnation Restoration.

Section 6.04. This Article 6 is subject to the terms and conditions of the Loan Documents.

ARTICLE 7

Maintenance and Repairs

Section 7.01. Tenant shall be responsible for all Operating Costs. Tenant shall take good care (or cause good care to be taken) of the Demised Premises, alleyways and passageways and the sidewalks, curbs and vaults adjoining the Demised Premises, and keep the same (or cause the same to be kept) in good order and condition, ordinary wear and tear and obsolescence excepted, and make necessary nonstructural repairs thereto, interior and exterior. Tenant also shall be responsible for all personal property replacements and repairs, including, but not limited to, (i) water heater replacements, (ii) floor covering replacements, (iii) replacement of window coverings, (iv) replacement of appliances, (v) HVAC compressor and condenser replacements, (vi) plumbing fixture replacements, (vii) electrical fixture replacements, and (viii) interior painting. Tenant also shall make (or cause to be made) all repairs necessary to avoid any structural damage or injury to the Demised Premises. All repairs and replacements shall be equal in quality and class to the original work.

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Section 7.02. Landlord shall be responsible for all “Capital Expenses,” which shall mean any and all costs and expenses incurred in connection with major repairs, replacements, and improvements relating to the structural elements of the Property which are not Operating Costs and thus would be capitalized under generally accepted accounting principles, including, but not limited to, (i) the replacement of roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, foundations, exterior walls and all load bearing walls, exterior doors and doorways, windows, elevators, fences and gates, and (ii) exterior painting. Other than as set forth in this Section 7.02, Landlord shall not be required to furnish any services or facilities or make any repairs, replacements or alterations in or to the Demised Premises, Tenant hereby assuming the full and sole responsibility for the operation, repair, replacement, maintenance and management of the Demised Premises.

Section 7.03. Upon the execution of this Lease, if required by the Lender, Landlord shall deposit funds in an amount required by the Lender (the “Required Repair Funds”) into a special account (the “Required Repair Account”) at a depository mutually acceptable to Landlord, Tenant and the Lender (the “Depository”). The Required Repair Funds shall be available to Tenant as further described in Section 7.05 below. Upon the expiration or earlier termination of this Lease, any funds remaining in the Required Repair Account shall be disbursed to Landlord or its designee.

Section 7.04. Within sixty (60) days of the execution of this Lease, Landlord shall deposit an additional sum required by the Lender (the “Trust Reserve Deposit,” and together with the Required Repairs Funds, the “Reserve Funds”) into a special account (the “Trust Reserve Account”) at the Depository. The Trust Reserve Deposit shall be funded out of the proceeds of the loan from Lender to Landlord in connection with the acquisition of the Property by the Landlord, or deposited by Landlord within sixty (60) days of the acquisition of the Property. The Trust Reserve Deposit shall be made available for the uses described in Section 7.05 below. Upon the expiration or earlier termination of this Lease, any funds remaining in the Trust Reserve Account shall be disbursed to Landlord or its designee.

Section 7.05. Subject to any required approvals of the Lender and, if applicable, to the terms of the Loan Documents, the Reserve Funds shall be available to and may be withdrawn by Tenant to pay for: (i) Operating Costs and Capital Expenses described in Sections 7.01 and 7.02 above, as determined by the Tenant in its sole discretion, (ii) any Restoration, (iii) any Condemnation Restoration, and (iv) unanticipated operating expenses; provided that in no event shall amounts on deposit in the Reserve Funds be used to pay a distribution or any other amount to any direct or indirect owner of Landlord or Tenant. If the Reserve Funds are not available for any reason and funds of Tenant are used to pay for expenses for which Landlord is responsible hereunder, such amount shall be treated as a non-interest-bearing loan from Tenant to Landlord, which Tenant may recover by set off against Stated Rent and/or Bonus Rent and, if not previously repaid, out of the gross sales proceeds of the Property if such amounts are not repaid prior to the sale or exchange of the Property (or the expiration or earlier termination of this Lease if sooner). If Reserve Funds are used to pay for expenses for which the Tenant is responsible hereunder, such amount shall be treated as a non-interest-bearing loan from Landlord to Tenant, which Tenant will reimburse to the applicable Reserve Account as soon as practicable thereafter, and in no event later than the expiration or earlier termination of this Lease.

Section 7.06. Tenant shall have the right to satisfy its obligations under this Article 7 (other than 7.03 above) by requiring the property manager to cause the performance of such obligations.

Section 7.07. The necessity for and adequacy of replacements, maintenance and repairs to the Demised Premises pursuant to this Article 7 shall be measured by the standard which is appropriate for properties of similar construction, class and use in the area in which the Demised Premises are situated.

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ARTICLE 8

Alterations and Additions

Section 8.01. Subject to the terms and conditions of the Loan Documents, Tenant may make alterations to (but not additions to, removals of, and substitutions for) the buildings or any portion thereof situated on the Demised Premises, provided that (a) no such alterations shall be undertaken without Landlord’s prior written consent; (b) the fair market value of the Demised Premises shall not be lessened by reason thereof; (c) all such alterations shall be completed in compliance with any and all valid laws, rules, regulations, ordinances, orders, codes, judgments, decrees, injunctions, permits or similar norms or decisions of any Governmental Authority having jurisdiction over the Demised Premises or the use, manner of use or occupancy thereof (hereinafter collectively called “Law”); and (d) any such additions shall become the property of Landlord when completed. Tenant shall discharge any and all liens filed against the Demised Premises arising out of any alteration thereof and, upon the written request of Landlord, shall deliver to Landlord a surety bond or other security satisfactory to Landlord to assure the completion thereof.

Section 8.02. Tenant shall not construct or place upon the Demised Premises any additional buildings, structures, facilities or other improvements without the prior written consent of Landlord. Notwithstanding anything else in this Lease, at any time that the Landlord is a Delaware statutory trust, Landlord shall not have the right, power or ability to make more than minor non-structural modifications to the Property (in accordance with Revenue Ruling 2004-86).

Section 8.03. Tenant shall have the right, from time to time, to purchase personal property to be used for the benefit of the Demised Premises. Upon the expiration of the Term, all such personal property shall belong to the Landlord.

Section 8.04. Tenant shall not remove, sell or transfer any portion of the Demised Premises, including personal property purchased by Tenant for the benefit of the Demised Premises that is to belong to the Landlord upon the expiration of the Term, except that personal property that is obsolete or worn out may be removed provided it is replaced contemporaneously by unencumbered personal property of equal or better function and quality.

ARTICLE 9

Compliance with Law; Zoning

Section 9.01. Tenant shall during the Term, at its sole cost and expense, except for noncompliances which may have existed prior to the commencement of the Term, promptly comply (or cause compliance) with all Laws which may be applicable to the Demised Premises or to the use, manner of use or occupancy thereof, and shall take all actions reasonably necessary to comply with any and all orders or requirements affecting the Property by any federal, state, county or municipal authority having jurisdiction over the Property. Tenant shall likewise observe and comply (or cause observance and compliance) with the requirements of all policies of public liability, fire and other insurance at any time in force with respect to the Demised Premises. In addition, Tenant shall cause all tenants, subtenants or other occupants of the Demised Premises to comply with all Laws which may be applicable to the Demised Premises or to the use, manner of use or occupancy thereof.

Section 9.02. Tenant shall not cause or maintain any nuisance in or upon the Demised Premises. Tenant shall not suffer or permit the Demised Premises, or any portion thereof, to be used by the public, as such, in any way as might tend to impair Landlord’s title thereto.

Section 9.03. If Tenant fails to timely take (or cause to be taken), or to diligently and expeditiously proceed to complete (or cause completion) in a timely fashion, any such action described in Section 9.01 or 9.02 hereof, Landlord may, in its sole and absolute discretion, upon prior written notice to Tenant, make payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by Landlord (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums paid in connection with any judicial or administrative investigation or proceeding relating thereto, will immediately, upon demand, become due and payable from Tenant.

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Section 9.04. Without Landlord’s prior written consent, Tenant shall not (a) change, consent or apply for the change of the zoning or any land use regulation affecting the Demised Premises or any part thereof, or (b) combine the Demised Premises with any other parcel to create an enlarged zoning or tax lot.

ARTICLE 10

Discharge of Liens

In the event that the Demised Premises or any part thereof or Tenant’s leasehold interest therein shall, at any time during the Term, become subject to any vendor’s, mechanic’s, laborer’s, materialman’s or other lien, encumbrance or charge other than any such lien based upon the furnishing of materials or labor to Landlord and contracted for by Landlord, Tenant shall cause the same, at its sole cost and expense, to be discharged or bonded promptly after notice thereof.

ARTICLE 11

Right of Landlord to Perform Tenant’s Covenants

Landlord shall have the right at any time, after ten (10) days’ notice to Tenant (or without notice in case of emergency or in case any fine, penalty or cost may otherwise be imposed or incurred), or upon such lesser period of notice as is otherwise herein provided for, to make any payment or perform any act required of Tenant under this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including, without limitation, reasonable counsel fees and expenses. Nothing herein shall imply any obligation on the part of Landlord to make any payment or perform any act required of Tenant, and the exercise of the right so to do shall not constitute a release of any obligation or a waiver of any default. All payments made by Landlord and all costs and expenses incurred by Landlord in connection with any exercise of such right, shall be payable to Landlord by Tenant within ten (10) days after written demand.

ARTICLE 12

Entry on Demised Premises by Landlord

At any time, Landlord, through its agents or employees, at all reasonable times and upon prior notice to Tenant, shall have the right to enter the Demised Premises to inspect same.

ARTICLE 13

Assignment and Subletting

Section 13.01. Tenant shall not assign this Lease or its interest under this Lease, directly or indirectly, unless it first obtains the prior written consent of Landlord and its lender, which may be withheld in either’s sole discretion, whether reasonable or unreasonable. Notwithstanding the foregoing, but subject to the terms and conditions of the Loan Documents, Tenant shall have the right to enter into individual space tenant leases at the Demised Premises (“Space Leases”) or modify, amend, cancel, terminate, extend or renew any Space Leases. In addition, Tenant shall not grant easements, licenses, rights-of-way or any other rights or privileges in the nature of easements with respect to the Demised Premises without the prior written consent of Landlord in each instance.

Section 13.02. During the Term, neither this Lease nor the Term hereby demised shall be mortgaged by Tenant, nor shall Tenant mortgage or pledge the interest of Tenant in and to any Space Lease or the rentals payable thereunder, except as required by the Lender in connection with a first mortgage loan secured by the Demised Premises. Any such mortgage or pledge and any Space Lease, easement, license, right-of-way or other right or privilege made or granted in violation of or without compliance with Section 13.01 of this Lease shall be null and void.

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Section 13.03. Tenant may not otherwise sell, assign, transfer, mortgage, pledge or otherwise dispose of any interest in, including personal property (other than obsolete or worn out personalty that are contemporaneously replaced by unencumbered items of equal or better function and quality), of the Demised Premises without Landlord’s prior written consent, which Landlord may grant or withhold in its sole discretion.

ARTICLE 14

Use of Demised Premises; Quiet Enjoyment

Section 14.01. Tenant shall use the Demised Premises solely as a multifamily residential rental property and other uses, in compliance with the Loan Documents, incidental thereto.

Section 14.02. Tenant, upon paying amounts payable under this Lease provided for and observing and keeping the covenants, agreements, terms and conditions of this Lease on its part to be observed and performed, shall, subject to the covenants, agreements, terms and conditions of this Lease, lawfully and quietly hold, occupy and enjoy the Demised Premises during the Term, without hindrance or molestation by Landlord or by any other party claiming under Landlord.

ARTICLE 15

Indemnification of Landlord; Limitation of Liability

Section 15.01. In addition to Tenant’s obligations to indemnify Landlord as set forth in other Sections of this Lease, Tenant will indemnify and save harmless Landlord, its beneficiaries, trustees, partners, members, shareholders, officers, directors and employees (each individually an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which may be imposed upon or incurred by or asserted against such persons (except to the extent the same are caused by the negligence or willful misconduct of Landlord, its agents, employees, licensees, invitees, contractors and/or subcontractors) by reason of any of the following occurring during the Term:

(a) any work or thing done by anyone other than Landlord in, on or about the Demised Premises or any part thereof;

(b) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or any part thereof or any street, alley, sidewalk, curb, passageway or space adjacent thereto;

(c) any negligence of Tenant or any agent, contractor, employee, licensee or invitee of Tenant;

(d) any accident or injury to any person (including death) or damage to property occurring in, on or about the Demised Premises or any part thereof or any street, alley, sidewalk, curb, passageway, or space adjacent thereto;

(e) any failure on the part of Tenant to perform or comply with any of the agreements, terms or conditions contained in this Lease on its part to be performed or complied with; and

(f) any indemnification or reimbursement owed by Landlord to Lender (i) as a result of any failure or default by Tenant of its obligations under this Lease, or (ii) arising from any other obligation, loss, liability, damage or expense for which Tenant must indemnify or reimburse Landlord pursuant to the terms of this Lease.

In the event that any action or proceeding shall be brought against an Indemnified Party by reason of any matter covered by this Section, Tenant, upon notice from the Indemnified Party, will at Tenant’s sole cost and expense resist or defend the same. To the extent of the proceeds received by Landlord under any insurance policy furnished or supplied to Landlord by Tenant, Tenant’s obligation to indemnify and save harmless an Indemnified Party against the hazard which is the subject of such insurance shall be deemed to be satisfied.

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Section 15.02.

(a) Tenant is fully familiar with the physical condition of the Demised Premises and takes the same hereunder “as is” and “where is.”

(b) TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE DEMISED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD'S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. In the event of any defect or deficiency in the Demised Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Section 15.02 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Demised Premises, arising pursuant to the uniform commercial code or any other Law now or hereafter in effect or otherwise.

(c) Tenant acknowledges and agrees that Tenant has examined the title to the Demised Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.

(d) Landlord hereby assigns to Tenant, to the extent assignable and without recourse or warranty whatsoever, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any third party in respect of the Demised Premises, including, without limitation, any manufacturer, seller, engineer, contractor or builder, including, but not limited to, any rights and remedies existing under contract or pursuant to the uniform commercial code (collectively, the “Guaranties”) except those which relate to the structural components of the Demised Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease. Landlord shall also retain the right to enforce any Guaranties assigned in the name of Tenant upon the occurrence of an Event of Default. Landlord hereby agrees to execute and deliver at Tenant's expense such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Section 15.02(d). Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which Landlord may request. Any monies collected by Tenant under any of the Guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord. To the extent any of the Guaranties are not assignable by Landlord, Landlord shall, upon request by Tenant, enforce same for the benefit of Tenant, at Tenant’s sole cost and expense.

Section 15.03. Tenant shall indemnify Landlord against all legal costs and charges incurred in obtaining possession of the Demised Premises after default by Tenant or after Tenant’s default in surrendering possession upon expiration or earlier termination of this Lease or enforcing any covenant or agreement of Tenant herein contained. In addition, Tenant shall indemnify Landlord for the Landlord’s indemnification, reimbursement and other similar obligations to the Lender.

Section 15.04. Notwithstanding anything to the contrary provided in this Lease, there shall be absolutely no personal liability on the part of Landlord, its beneficiaries, trustees, members, partners, officers, directors, agents, employees, and/or disclosed or undisclosed principals with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease, such exculpation of personal liability to be absolute and without any exception whatsoever.

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Section 15.05. The obligations of Tenant under this Article 15 and under Section 25.02 shall survive the expiration or earlier termination of this Lease, by which is meant that a claim relating to any matter occurring, arising, accruing or otherwise happening during the term of this Lease as to which Tenant has obligations under this Article 15 or under Section 25.02, may be asserted against Tenant after (and notwithstanding) the expiration or earlier termination of this Lease.

Section 15.06. Tenant hereby waives any right to claim that this Agreement creates a de facto guaranty relationship between the parties or entitles the Tenant to guarantor protections.

ARTICLE 16

Default and Remedies

Section 16.01. If during the Term any one or more of the following acts or events (any one of such events or acts being herein called an “Event of Default”) shall occur:

(a) Tenant (i) shall, subject to Section 3.07(b), default in making the payment of any installment of the Monthly Rent, or any component thereof, or any Operating Costs or Impositions as and when the same shall become due and payable hereunder, which default continues for a period of ten (10) days following written notice thereof from Landlord, or (ii) shall fail to pay any other amounts payable under this Lease as and when the same shall become due and payable or shall default in any other manner curable by the payment of money; or

(b) Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by or complied with by Tenant (other than any default curable by payment of money), and such default shall continue for a period of thirty (30) days after receipt of written notice thereof from Landlord to Tenant, or, in the case of a default which cannot, with due diligence, be cured within thirty (30) days, Tenant shall fail to proceed promptly (except for unavoidable delays) after the giving of such notice and with all due diligence to cure such default and thereafter to prosecute the curing thereof with all due diligence (it being intended that as to a default not susceptible of being cured with due diligence within thirty (30) days, the time within which such default may be cured shall be extended for such period as may be reasonably necessary to permit the same to be cured with all due diligence; provided, however that in no event shall the extension of any such cure period exceed any applicable cure periods under the Loan Documents or otherwise result in a cure period exceeding one hundred eighty (180) days); or

(c) Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable Law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant or of all or any substantial part of its properties or of all or any part of the Demised Premises; or

(d) if within ninety (90) days after the filing of an involuntary petition in bankruptcy against Tenant or the commencement of any proceeding against Tenant seeking any reorganization, composition, readjustment or similar relief under any Law, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or any substantial part of the properties of Tenant or of all or any part of the Demised Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated, or if, within ninety (90) days after the taking of possession, without the consent or acquiescence of Tenant, of the property of Tenant by any Governmental Authority pursuant to statutory authority for the dissolution or liquidation of Tenant, such taking shall not have been vacated or stayed on appeal or otherwise; or

(e) if Tenant shall assign, pledge or encumber any of the rentals or other sums payable from time to time under the Space Leases, other than to Landlord’s lender, as may be requested by Landlord; or

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(f) if, without the consent of Landlord (or as otherwise permitted herein), Tenant’s interest in this Lease or the Term hereby demised shall be mortgaged, encumbered or pledged; or

(g) if any representation, warranty or statement made or deemed to be made by Tenant hereunder or in connection herewith is or proves to have been incorrect or misleading in any material respect when made; or

(h) if it becomes unlawful for Tenant to perform any material obligation hereunder or under any other document executed in connection herewith; or

(i) Tenant ceases to do business or terminates its business as presently conducted for any reason whatsoever or institutes any proceeding for its dissolution or termination; or

(j) if Tenant fails to deliver possession of the Demised Premises at the end of the Term; or

(k) if any act or omission of Tenant results in the breach of any indenture, deed of trust, mortgage or other instrument (beyond any applicable notice and cure periods contained therein) to which Landlord or Tenant is a party or to which the Demised Premises is bound or may be affected;

then, and in any such event, and during the continuance thereof, Landlord may at its option, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that Landlord may have any other remedy hereunder or at law or in equity, and without prejudice to any of the same, pursue one or more of the following remedies: (1) by notice to Tenant, designate a date, not less than ten (10) days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date the Term of this Lease and the estate hereby granted shall expire and terminate upon the date specified in such notice with the same force and effect as if the date specified in such notice were the date herein fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided and/or (2) pursue any other remedies available to Landlord at law or in equity; so long as the foregoing actions are not prohibited by documents evidencing and/or securing a first mortgage loan secured by the Property. In the event of any Default by Tenant as hereinabove provided, Landlord shall have the option to enter the Property and do whatever Tenant is obligated to do under the terms of this Agreement and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Agreement, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such Action.

Section 16.02. If this Lease is terminated as provided in Section 16.01, or as permitted by Law, Tenant shall peaceably quit and surrender the Demised Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or other legal proceeding, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any Law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises. After any termination of this Lease, Landlord will be entitled to recover all unpaid rent that has accrued through the date of termination plus the costs of performing any of Tenant’s obligations (other than the payment of rent) that should have been but were not satisfied as of the date of such termination.

Section 16.03. Notwithstanding the provisions of 16.01(a)(i) above (but only with respect to failure to fully and timely pay Stated Rent and/or Bonus Rent), it shall not be a default so long as any amounts remain owing under the Loan and so long as, after providing for Base Rent, Operating Costs, Impositions and all other obligations hereunder except Stated Rent and Bonus Rent (collectively, the “Expenses”), and after providing for an amount equal to one-half of the amounts owning hereunder as Stated Rent (the “Minimum Current Stated Rent”), all Tenant’s revenues after Expenses and Minimum Current Stated Rent (“Cash Flow”) shall be allocated and paid toward Stated Rent and Bonus Rent. The shortfall if any shall be accrued (the “Accrued Stated and Bonus Rent”) and paid as follows:

(a) The Accrued Stated and Bonus Rent shall bear interest at the rate of Prime plus 3% until paid;

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(b) Accrued Stated and Bonus Rent plus interest thereon shall be paid on the next succeeding due date of Stated Rent hereunder, to the extent of available Cash Flow;

(c) All Accrued Stated and Bonus Rent plus interest thereon shall be due and payable in full on the earlier of 91 days after (x) the date the Lender’s Loan is indefeasibly paid in full or (y) the end of the Term, provided however, all such payment rights hereunder shall be at all times fully subordinated to the Loan Documents.

Section 16.04. Upon the occurrence and during the continuance of an Event of Default, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Demised Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Section 16.04, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 16.04 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

Section 16.05. The exercise, or beginning of the exercise, by Landlord of any one or more of the rights or remedies provided for in this Lease or otherwise existing at law or in equity, or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies so provided for or so existing. The obligations of Tenant under this Article 16 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 17

Additional Rights of Landlord

Section 17.01. No right or remedy conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, and any right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any right, power or remedy contained in this Lease shall not be construed as a waiver or relinquishment thereof for the future. A receipt by Landlord of any installment of Monthly Rent (or any component thereof) or any other amount hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. Landlord shall be entitled, to the extent permitted by Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed Landlord by Law.

Section 17.02. If an Event of Default occurs and is continuing during the Term, Tenant hereby waives and surrenders for itself and all those claiming under it (a) any right and privilege which it or any of them may have under any Law to redeem the Demised Premises or to have a continuance of this Lease for the Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term of this Lease as herein provided, and (b) the benefits of any Law which exempts property from liability for debt or for distress for rent.

Section 17.03. If Tenant shall be in default in the observance or performance of any of its obligations under this Lease and an action shall be brought for the enforcement thereof in which it shall be determined that Tenant was in default, Tenant shall pay to Landlord the expenses incurred in connection therewith, including reasonable attorneys’ fees.

Section 17.04. Landlord may inspect and audit Tenant’s books and records to the extend Landlord is required to do so in order to comply with the terms of the Loan Documents.

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ARTICLE 18

Estoppel Certificates

Tenant will, from time to time upon not less than ten (10) days’ prior written request by Landlord, deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which the Monthly Rent and other amounts due hereunder have been paid, and either stating that to the knowledge of Tenant no default exists in the performance of any covenant, agreement or condition contained in this Lease or specifying each default of which Tenant may have knowledge.

ARTICLE 19

No Merger

There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Demised Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created, or any interest in this Lease or in such leasehold estate, as well as the fee estate in the Demised Premises.

ARTICLE 20

Surrender and Holding Over

Section 20.01. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Demised Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord or, if applicable, to the Lender or other party to whom possession is due under the terms of the Loan Documents, including any agent of the Lender or a receiver. Tenant shall remove from the Demised Premises on or prior to such expiration or earlier termination the trade fixtures and personal property that are owned by Tenant, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Trade fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Demised Premises. The cost of removing and disposing of such property and repairing any damage to any of the Demised Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property that becomes the property of Landlord as a result of such expiration or earlier termination.

Section 20.02 Any holding over by Tenant of the Demised Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as a tenancy from month to month only, at the Monthly Rent reserved herein and otherwise upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord's consent shall entitle Landlord, in addition to collecting Monthly Rent at a rate of one hundred fifty percent (150%) thereof from and after the date of such holding over, to exercise all rights and remedies provided by law or in equity, including the remedies of Section 16.01.

ARTICLE 21

Space Leases

Tenant covenants and agrees to observe and perform all of the duties and obligations of the landlord/lessor to be observed and performed under Space Leases and to use Tenant’s best efforts to enforce the conditions and obligations imposed on the tenants under the Space Leases to the extent prudent in the then current market. Subject to the terms of this Lease, during the Term, Tenant shall be entitled to all of the benefits of the “Landlord” under the Space Leases (whether the Space Leases are entered into by Landlord or Tenant), including, without limitation, the right to collect and use the rents under the Space Leases. Tenant shall not assign the right to receive any rental or other sums payable under the Space Leases or any other rights under the Space Leases, without the prior written consent of Landlord in each instance.

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ARTICLE 22

Fees and Commission

Section 22.01. Coterminous with the term of this Lease, Landlord hereby appoints Tenant to act as Landlord’s agent with respect to the marketing and sale, transfer or exchange of the Property including, without limitation, an exchange roll-up transaction pursuant to Section 721 of the Code (the Tenant in such capacity the “Marketing Agent”). Notwithstanding anything in this Lease to the contrary, including, but not limited to, Section 3.08, Landlord and Tenant acknowledge and agree that any fees payable to Tenant pursuant to this Article 22 shall be paid to Tenant in its capacity as Marketing Agent of Landlord. Each party shall reflect the transactions represented by this Article 22 in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with the characterization set forth in this Article 22.

Section 22.02. Tenant will be entitled to a disposition fee equal to market real estate sales commission rates at the time of sale (the “Disposition Fee”). Any sales commissions due to third-party brokers shall not be paid from this amount. The Tenant or its affiliate will not be entitled to any Disposition Fee in the event that the gross sales price of the Property, reduced by any amounts used or incurred by the Landlord to pay off or cause the buyer to assume the debt on the Property, is less than the “Maximum Offering Amount” as such term is defined in the Private Placement Memorandum of Landlord, as such memorandum may be supplemented or amended.

Section 22.03. For its services in supervising the construction of capital improvements and renovations to be made at the Property, Tenant, or an affiliate of Tenant, shall receive from Landlord a construction management fee equal to the applicable percentage of any amount, including related professional services, expended in any calendar year in conjunction with such capital improvements and renovations (collectively, the “Construction Costs”), as follows: (a) five percent (5%) of Construction Costs up to Twenty-Five Thousand Dollars ($25,000.00); (b) four percent (4%) of Construction Costs over Twenty-Five Thousand Dollars ($25,000.00) but less than Fifty Thousand Dollars ($50,000.00); or (c) three percent (3%) of Construction Costs over Fifty Thousand Dollars ($50,000.00).

Section 22.04. Tenant shall assist Landlord obtain loans secured by the Property and shall receive from Landlord a financing fee equal to one percent (1.0%) of the gross principal amount of any loan secured by the Property and obtained by Landlord during the term of this Lease (each, a “Financing Fee”), plus reimbursement of any out-of-pocket expenses incurred by Tenant in connection with such loan. Each Financing Fee shall be payable upon the close of escrow on any such loan from funds timely provided by Landlord. Landlord shall pay any financing fee charged by any third party, including third party brokers, that also assist in the obtaining of such loans.

Section 22.05. The fees and commissions set forth in this Article 22 are subject to and fully subordinate to the Loan Documents. This Article 22 shall survive the expiration and termination of this Lease.

ARTICLE 23

Fee Mortgages

Tenant shall not mortgage, pledge or otherwise finance its interest in this Lease or the Demised Premises. Both Tenant and Landlord agree that, for federal and applicable state tax purposes, Tenant and Landlord shall characterize this Lease in a manner consistent with applicable tax laws as Tenant and Landlord jointly shall determine. Tenant acknowledges that Landlord may have entered into (or may in the future enter into) mortgage financings related to its ownership of the Property (and as part of such financings, Landlord may pledge its interests in this Lease and execute and/or deliver such other documents and instruments Landlord deems necessary and/or appropriate to consummate such transactions). This Lease is and shall be subject and subordinate to any and all fee mortgages now or hereafter in effect entered into by Landlord, it being understood and agreed that Tenant shall have no responsibility whatsoever under such financing arrangements and/or fee mortgages or to the holder of any such fee mortgages, except as may be otherwise agreed by Tenant in writing. Except as provided in Section 3.01(a), Tenant shall not be required to make any payments. Tenant acknowledges that, pursuant to the Loan Documents, Lender has the right to terminate this Lease. In the event the Lease is not terminated in connection with a foreclosure or deed-in-lieu transaction, then Tenant shall attorn to the purchaser at any foreclosure sale or sale pursuant to the exercise of any power of sale under the Loan Documents, in which event Tenant shall automatically be and become the master tenant of such purchaser.

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ARTICLE 24

Property Manager

Subject to the terms of the Loan Documents, Tenant may appoint an affiliate or other third-party manager from time to time as the property manager or asset manager for the Property.

ARTICLE 25

Hazardous Substances

Section 25.01. Tenant agrees that it will not on, about, or under the Demised Premises, make, release, treat or dispose of any “hazardous substances” as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, and the rules and regulations promulgated pursuant thereto, as from time to time amended, 42 U.S.C. § 9601 et seq. (the “Act”); but the foregoing shall not prevent the use of any hazardous substances in accordance with applicable Laws and regulations. Tenant represents and warrants that it will at all times comply with the Act and any other federal, state or local Laws, rules or regulations governing "Hazardous Materials". “Hazardous Materials” as used herein shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyl s (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under the Act; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 125 1, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical or other substance regulated by federal, state or local statutes similar to the federal statutes listed above and regulations promulgated under such federal, state or local statutes.

Section 25.02. To the extent required by the Act and/or any federal, state or local Laws, rules or regulations governing Hazardous Materials, Tenant shall remove any hazardous substances (as defined in the Act) and Hazardous Materials (as defined above) whether now or hereafter existing on the Demised Premises and whether or not arising out of or in any manner connected with Tenant’s occupancy of the Demised Premises during the Term. In addition to, and without limiting Article 15 of this Lease, Tenant shall and hereby does agree to defend, indemnify and hold the Indemnified Parties harmless from and against any and all causes of actions, suits, demands or judgments of any nature whatsoever, losses, damages, penalties, expenses, fees, claims, costs (including response and remedial costs), and liabilities, including, but not limited to, reasonable attorneys’ fees and costs of litigation, arising out of or in any manner connected with (i) the violation of any applicable federal, state or local environmental Law with respect to the Demised Premises or Tenant’s or any other person's or entity's prior ownership of the Demised Premises; (ii) the “release” or “threatened release” of or failure to remove, as required by this Article 25, “hazardous substances” (as defined in the Act) and Hazardous Materials (as defined above) at or from the Demised Premises or any portion or portions thereof, including any past or current release and any release or threatened release during the Term whether or not arising out of or in any manner connected with Tenant’s occupancy of the Demised Premises during the Term. The provisions of this Section 25.02 shall survive the expiration or earlier termination of this Lease as provided in Section 15.05.

Section 25.03. Tenant agrees that it will not install any underground storage tanks at the Demised Premises without specific, prior written approval from the Landlord. Tenant agrees that it will not store combustible or flammable materials on the Demised Premises in violation of the Act or any other federal, state or local laws, rules or regulations governing Hazardous Materials.

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ARTICLE 26

Miscellaneous

Section 26.01. Each covenant and agreement contained in this Lease shall be construed to be a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from Tenant’s obligation to observe and perform each and every covenant and agreement of this Lease to be observed and performed by Tenant. If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each term and provision of this Lease shall be valid and enforceable to the maximum extent permitted by Law.

Section 26.02. This Lease shall be construed and enforced in accordance with the internal laws of the State in which the Demised Premises is located without regard to principles of conflicts of laws.

Section 26.03. This Lease has been executed and delivered, for the convenience of the Landlord and Tenant, in several counterparts, but it is intended that all counterparts shall constitute only one Lease. Facsimile signature pages shall be effective for purposes of this paragraph.

Section 26.04. This Lease (including the attached Exhibits) contains the entire agreement between the parties regarding the subject matter hereof, and any agreement hereafter made shall not operate to change, modify or discharge this Lease in whole or in part unless such agreement is in writing and signed by the party sought to be charged therewith.

Section 26.05.       All covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective permitted successors and assigns of Landlord and Tenant to the same extent as if such permitted successor and assign were named as a party to this Lease.

Section 26.06. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively “Notice” or “Notices”) shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent by Federal Express, United Parcel or other nationally recognized air courier service.

To the Addresses stated below:

If to Landlord: Apex South Creek, DST 20

Enterprise, Suite 400

Aliso Viejo, CA 92656

Attn: Legal Department

If to Tenant: Apex South Creek LeaseCo, LLC

20 Enterprise, Suite 400

Aliso Viejo, CA 92656

Attn: Legal Department

If any lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a mortgage encumbering the Demised Premises and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to such lender in the manner aforesaid. For the avoidance of doubt, Tenant hereby acknowledges that Lender is the holder of a mortgage on the Property and hereby agrees to provide a copy of any such Notice to Lender. For the purposes of this Section 26.06, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above. Any Notice may be given on behalf of any party by its counsel.

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Section 26.07. The leasehold estate created by this Master Lease runs with the land and shall be binding upon any future owner of the Property.

Section 26.08. Notwithstanding anything to the contrary contained in this Lease or in any other agreement between the Landlord and the Tenant, at all times while any obligation remains outstanding under the Loan: (a) both the Tenant and the Landlord shall observe and perform their respective covenants set forth in the Loan Agreement made by and between Lender and the Landlord with respect to the Loan (the “Loan Agreement”) and the other Loan Documents; (b) the Tenant shall execute such documents, instruments and agreements as Lender may reasonably require in connection with the Loan Documents, including as specifically provided for in the Loan Agreement; (c) the Tenant shall not take, or fail to take, any action under this Lease which would result in a violation of the Landlord’s obligations under the Loan Documents; and (d) no amendment or other modification to this Lease may be made or shall be effective without the prior written consent of Lender.

Section 26.09. Tenant represents and warrants to Landlord and to Lender that no brokerage fee or commission is due to any party, arising by or through Tenant, as a result of Tenant’s leasing of the Property pursuant to the terms of this Lease.

Section 26.10. Landlord and Tenant agree that, without the prior written consent of Lender, neither this Lease nor a memorandum hereof shall be recorded in the records of the State or County where the Property is located.

Section 26.11. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF LANDLORD AND TENANT (BY ITS ACCEPTANCE HEREOF) (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS LEASE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LANDLORD AND TENANT THAT IS TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH OF LANDLORD AND TENANT, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

Section 26.12. Tenant agrees that any controversy arising under or in relation to this Lease shall be litigated exclusively in the State where the Demised Premises is located. The state and federal courts and authorities with jurisdiction in the State where the Demised Premises is located shall have exclusive jurisdiction over all controversies that arise under or in relation to this Lease. Tenant irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

Section 26.13. Time is of the essence with respect to this Lease and all actions to be taken hereunder.

Section 26.14. The following provisions shall apply and run to the benefit of the Lender, and shall remain in effect so long as the Loan is outstanding:

(a) Tenant acknowledges, agrees and consents to the assignment by Landlord of Landlord’s interest in and to this Lease pursuant to the Loan Documents, without restriction, including any obligation to obtain the further consent of Tenant to such assignment or Tenant’s approval of the Loan Documents;

(b) Notwithstanding any other provision of this Lease, no surrender or termination of this Lease, prior to the expiration of the term of this Lease, as the term may be extended pursuant to extension rights granted herein, shall be effective without the prior written consent of Lender;

(c) After Lender takes title to the Property, either through foreclosure, by deed in lieu of foreclosure, or other similar process, Lender shall have the right to transfer its interest in the Property without notice to, or the consent of, Tenant and Tenant agrees that subsequent to any such transfer it shall accept the transferee, subject to the terms of this Lease, as the landlord under this Lease;

(d) Notwithstanding the other provisions of this Lease, all periods of time during which Tenant may take action to cure the occurrence of an event or a failure to act, which event or failure constitutes a default hereunder, shall be identical in length, and shall run concurrently with, the periods of time provided for the cure of the same event or failure under the Loan Documents, and if no period of time to cure, or a shorter period of time to cure, is provided in the Loan Documents, then such period of time shall be applicable with respect to any cure allowed to Tenant under this Lease;

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(e) Notwithstanding Section 26.06 above, all notices provided by Landlord and Tenant under this Lease shall be provided in the same fashion, using the same methods and in the same time frames, required under the Loan Documents;

(f) Concurrent with Tenant’s notice to Landlord of Landlord’s default under this Lease, Tenant shall also provide notice of such Landlord default to Lender, in the manner set forth in the Loan Documents;

(g) Tenant hereby consents and agrees that both Landlord and Lender shall be permitted to share information concerning Tenant, this Lease (and all documents related hereto) and the Property with other parties to the same degrees and extent that Lender is permitted to disclose information about Landlord, and the assets of Landlord, as the borrower under the Loan Documents;

(h) Upon the occurrence of a default under the Loan Documents, whether or not Tenant is in default under the terms of this Lease, Lender shall have the right to exercise all of the remedies set forth in the Loan Documents relating to the Demised Premises, including, (i) the termination of this Lease, and (ii) the foreclosure of the Demised Premises pursuant to the terms of the Loan Documents, which foreclosure may be undertaken subject to the terms of this Lease or which foreclosure may terminate this Lease;

(i) All contracts with third parties (other than Space Leases) shall be terminable upon no more than thirty (30) days’ notice and without penalty, whether the Tenant is in default under this Lease, or not;

(j) Lender and any assignee of Lender’s rights under the Loan Documents shall have no liability under this Lease for any actions or omissions of Landlord or such assignee prior to the time Lender or such assignee takes possession, ownership or control of the Demised Premises;

(k) Following the exercise of remedies by Lender or its assignee under the Loan Documents to take possession, ownership or control of the Demised Premises, including by way of foreclosure, the liability of Lender or its assignee shall be limited to its interest in the Demised Premises, and Lender or its assignee shall only be liable under this Lease for obligations that arise during the period of its possession, ownership or control, and Lender or its assignee shall be deemed automatically to be released from future obligations that arise under this Lease following its period of possession, ownership or control;

(l) This Lease is, and shall at all times remain, subject and subordinate to the Loan Documents and all liens created thereunder and the exercise by Lender of its rights and remedies under the Loan documents shall not be affected or impaired by the terms of this Lease or by whether a default has occurred under this Lease; and

(m) All representations and warranties made by Landlord on behalf of Tenant under the Loan Agreement are true and correct.

Section 26.15. Except as otherwise provided in the Loan Documents, this Lease, along with all exhibits attached hereto, encompasses the entire agreement of the parties with respect to the lease and operation of the Demised Premises by Tenant, and supersedes all previous understandings and agreements of Landlord and Tenant with respect to the Demised Premises, whether oral or written.

[Signature page to follow]

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SIGNATURE PAGE

TO THE

MASTER LEASE

FOR

APEX AT SOUTH CREEK

LANDLORD:

APEX SOUTH CREEK, DST,
a Delaware statutory trust

By:	Apex South Creek ST, LLC,
a Delaware limited liability company,
its Signatory Trustee

By:	Versity Invest LLC
a Delaware Company,
its Manager

By:
	Name:	Tanya Muro
	Its:	Manager

TENANT: APEX SOUTH CREEK LEASECO, LLC, a Delaware limited liability company

By:	Versity Invest LLC
a Delaware limited liability company,
its Manager

By:
	Name:	Tanya Muro
	Its:	Manager

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EXHIBIT “A”

Tract FD-1, South Creek, according to plat thereof recorded in Plat Book 103, pages 126, 127, 128, 129 and 130, of the public records of Orange County, Florida.

also known as

Lot 1, South Creek Phase 2, according to plat thereof recorded in Plat Book 104, pages 84 and 85, of the public records of Orange County, Florida.

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EXHIBIT “B”

INSURANCE COVERAGES

Tenant shall, at Tenant’s expense (subject to Section 3.01(e) of the Lease), maintain in force and effect on the Property at all times while this Lease continues in effect the following insurance or, if different, such insurance as may be required by any lender that has made a loan to Landlord secured by the Property:

(a) Insurance against loss or damage to the Property by fire, windstorm, tornado and hail and against loss and damage by such other, further and additional risks as may be now or hereafter embraced by an “all-risk” form of insurance policy. The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement (insurable) cost of the improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Property and owned by Landlord from time to time, without reduction for depreciation. The determination of the replacement cost amount shall be Landlord’s election, by reference to such indices, appraisals or information as Landlord determines in its reasonable discretion. Full replacement cost, as used herein, means, with respect to the Improvements, the cost of replacing the Improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor, and means, with respect to such furniture, furnishings, fixtures, equipment and other items, the cost of replacing the same, in each case, with inflation guard coverage to reflect the effect of inflation, or annual valuation. Each policy or policies shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co-insurance provisions, all subject to Landlord’s approval.

(b) Comprehensive Commercial General Liability Insurance for personal injury, bodily injury, death and property damage liability in amounts not less than $1,000,000 per occurrence and $3,000,000 in the aggregate (both inclusive of umbrella coverage). During any construction on the Property, Tenant’s general contractor for such construction shall also provide the insurance required in this Subsection (b). Landlord hereby retains the right to periodically review the amount of said liability insurance being maintained by Tenant and, not more than annually (unless an event occurs or a state of facts exists which, with the giving of notice and/or the passage of time, would constitute an Event of Default (such event or state of facts, a “Default”) shall exist hereunder, in which case such limitation shall not apply), to require an increase in the amount of said liability insurance should Landlord deem an increase to be reasonably prudent under then existing circumstances.

(c) General boiler and machinery insurance coverage is required if steam boilers or other pressure-fired vessels are in operation at the Property. Minimum liability amount per accident shall be not less than $500,000.

(d) If the Property is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the lesser of: (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the indebtedness secured hereby if replacement cost coverage is not available for the type of building insurance); or (ii) the maximum insurance available under the appropriate National Flood Insurance Administration program.

(e) During the period of any construction on the Property or renovation or alteration of the Improvements, a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration in an amount approved by Landlord and Worker’s Compensation Insurance covering all persons engaged in such construction, renovation or alteration.

(f) Loss of rents or loss of business income insurance in amounts sufficient to compensate Tenant for all Rents and Profits during a period of not less than twelve (12) months in which the Property may be damaged or destroyed. The amount of coverage shall be adjusted annually to reflect the Rents and Profits of income payable during the succeeding twelve (12) month period.

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(g) Such other insurance on the Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by Landlord against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated including, without limitation, Sinkhole, Mine Subsidence, Earthquake and Environmental insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

All such insurance shall (i) be with insurers authorized to do business in the state within which the Property is located and which have and maintain a rating of at least “A-” from A. M. Best, (ii) contain the complete address of the Property (or a complete legal description), (iii) be for terms of at least one year, (iv) contain deductibles which do not exceed $50,000 or, (x) with respect to the policy described in clause (d) above $250,000, and (y) with respect to windstorm and hail coverage a deductible not to exceed five percent (5%) of the value of the improvements, unless higher deductibles are approved by Landlord, and (v) be subject to the reasonable approval of Landlord as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates.

Without limiting the required endorsements to the insurance policies, all such policies shall include a standard, non-contributory, Landlord clause naming Landlord’s lender (x) as an additional insured under all liability insurance policies and (y) as the loss payee on all loss of rents or loss of business income insurance policies. Tenant further agrees that all such insurance policies: (1) shall provide for at least thirty (30) days’ prior written notice to Landlord prior to any cancellation or termination thereof and prior to any material modification thereof which affects the interest of Landlord; (2) with respect to the property and casualty coverages shall contain an endorsement or agreement by the insurer that any loss shall be payable to Landlord in accordance with the terms of such policy notwithstanding any act or negligence of Tenant which might otherwise result in forfeiture of such insurance; (3) with respect to the general liability coverage a severability of interests; (4) shall waive all rights of subrogation against Landlord; (5) in the event that the real estate or the improvements constitutes a legal non-conforming use under applicable building, zoning or land use laws or ordinances, shall include an ordinance or law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to replacement cost with agreed value endorsement), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages; and (6) may be in the form of a blanket policy provided that, in the event that any such coverage is provided in the form of a blanket policy, Tenant hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Property or by any other action not relating to the Property which would otherwise permit the issuer thereof to cancel coverage thereof, would require the Property to be insured by a separate, single-property policy. The blanket policy must properly identify and fully protect the Property as if a separate policy were issued for 100% of replacement cost at the time of loss and otherwise meet all of Landlord’s applicable insurance requirements.

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EXHIBIT “C”

RENT

Lease Year	Base Rent	Annual Gross Stated	Annual Bonus Rent	Projected Annual
		Rent*	Threshold**	Bonus Rent**

Lease Year 1	The “Annual Note Payments”	$2,943,215	$8,142,191	$7,032
Lease Year 2	The “Annual Note Payments”	$2,943,215	$8,850,114	$32,644
Lease Year 3	The “Annual Note Payments”	$2,943,215	$8,988,771	$51,471
Lease Year 4	The “Annual Note Payments”	$2,943,215	$9,092,814	$135,826
Lease Year 5	The “Annual Note Payments”	$2,943,215	$9,194,999	$225,200
Lease Year 6	The “Annual Note Payments”	$2,943,215	$9,906,663	$14,049
Lease Year 7	The “Annual Note Payments”	$2,943,215	$10,015,118	$108,843
Lease Year 8	The “Annual Note Payments”	$2,943,215	$10,126,855	$206,466
Lease Year 9	The “Annual Note Payments”	$2,943,215	$10,241,978	$307,001
Lease Year 10	The “Annual Note Payments”	$2,943,215	$10,360,595	$410,533

* Before distribution of Stated Rent, Tenant will be permitted, in its discretion, to charge the Landlord for Delaware trustee fees, bank fees, legal fees, tax return preparation charges and other expenses incurred currently estimated to be $5,000 per year.

** Annual Bonus Rent is an amount equal to 50% of the amount by which Total Operating Income generated by the Property for the applicable 12-month period exceeds the Annual Bonus Rent Threshold for such period. Total Operating Income is an amount equal to the sum of all rent and other income generated by the Property to the extent actually collected by Tenant.

Option Term 1 The Total Annual Rent, exclusive of Bonus Rent, for each Lease Year of Option Term 1 shall be equal to the sum of the Stated Rent for the last Lease Year of the Original Term (calculated on a full year basis) plus the then-annual debt service applicable in each Lease Year of Option Term 1, with a floor equal to the Total Annual Rent, exclusive of Bonus Rent, payable during the final Lease Year of the Original Term and a maximum equal to 1.05 times the Total Annual Rent, exclusive of Bonus Rent, during the final Lease Year of the Original Term. Bonus Rent for each Lease Year of Option Term 1 shall be calculated and paid using the Annual Bonus Rent Threshold and the Projected Annual Bonus Rent applicable during the final Lease Year of the Original Term, provided that the Annual Bonus Rent Threshold shall be increased by the amount of the increase in the Total Annual Rent from the last year of the Original Term.

Option Term 2 The Total Annual Rent, exclusive of Bonus Rent, for each Lease Year of Option Term 2 shall be equal to the sum of the Stated Rent for the final Lease Year of Option Term 1 (calculated on a full year basis) plus the then-annual debt service applicable in each Lease Year of Option Term 2, with a floor equal to the Total Annual Rent, exclusive of Bonus Rent, payable during the final Lease Year of Option Term 1 and a maximum equal to 1.05 times the Total Annual Rent, exclusive of Bonus Rent, during the final Lease Year of Option Term 1. Bonus Rent for each Lease Year of Option Term 2 shall be calculated and paid using the Annual Bonus Rent Threshold and the Projected Annual Bonus Rent applicable during the final Lease Year of the Original Term, provided that the Annual Bonus Rent Threshold shall be increased by the amount of the increase in the Total Annual Rent from the last year of the Original Term.

Option Term 3 The Total Annual Rent, exclusive of Bonus Rent, for each lease year of Option Term 3 shall be equal to the sum of the Stated Rent for the final Lease Year of Option Term 2 (calculated on a full year basis) plus the then-annual debt service applicable in each Lease Year of Option Term 3, with a floor equal to the Total Annual Rent, exclusive of Bonus Rent, payable during the final Lease Year of Option Term 2 and a maximum equal to 1.05 times the Total Annual Rent, exclusive of Bonus Rent, during the final Lease Year of Option Term 2. Bonus Rent for each Lease Year of Option Term 3 shall be calculated and paid using the Annual Bonus Rent Threshold and the Projected Annual Bonus Rent applicable during the final Lease Year of the Original Term, provided that the Annual Bonus Rent Threshold shall be increased by the amount of the increase in the Total Annual Rent from the last year of the Original Term.

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For purposes of this Exhibit “C”, the term “Annual Note Payments” shall mean the aggregate payments falling due during each Lease Year under (a) that certain Promissory Note dated as of the date hereof from Landlord in favor of Lender in the approximate original principal amount of $45,994,000, or (b) such other mortgage financing as may affect the Property from time to time, other than, for the avoidance of doubt, in each case, any balloon payments of principal required in respect of the Loan or such other financing. If at any time during the Term the amount of the Annual Note Payments or the then-annual debt service, as applicable, changes for any reason (for example, as a result of payment of additional principal, or payment in full of any financing affecting the Property), then in such event the Base Rent, Stated Rent and Bonus Rent shall be equitably adjusted to take such change into account. In the event of an increase in Annual Note Payments, such change may include, at the election of Tenant and if sufficient cash flow from the Property is available, a deemed payment of Stated Rent and/or Bonus Rent by Tenant to Landlord up to the amount that would otherwise be paid to Landlord as Stated Rent and Bonus Rent, followed by a remission of such deemed payment by Tenant on behalf of Landlord to the Lender in satisfaction of Landlord’s additional obligations under the Loan Documents or such other financing that affects the Property.

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